Exhibit 99.1

     Revlon Announces $75 Million Term Loan Add-On to Bank Credit Agreement

    Reiterates Planned $75 Million Equity Issuance in Late 2006 or Early 2007


NEW YORK, July 12, 2006--Revlon, Inc. (NYSE: REV) today announced that its wholly-owned operating subsidiary, Revlon Consumer Products Corporation ("RCPC"), is seeking an amendment to its bank credit agreement, dated July 9, 2004 (as previously amended, the "Credit Agreement"), that would increase the existing $700 million term loan facility under the Credit Agreement by $75 million. The Company intends to use the net proceeds from the term loan add-on for general corporate purposes.

While not required, the amendment would also reset the existing senior secured leverage ratio covenant (the ratio of RCPC's Senior Secured Debt to EBITDA, as each such term is defined in the Credit Agreement) at 5.5 to 1 through June 30, 2007, stepping down to 5.0 to 1 for the remaining term of the Credit Agreement. The amendment would also enable RCPC to exclude from the definition of EBITDA under the Credit Agreement up to $25 million of restructuring charges and charges for certain product returns and/or product discontinuances. The Credit Agreement's existing asset-based multi-currency facility would remain unchanged.

As previously announced, Revlon currently intends to conduct a further $75 million equity issuance in late 2006 or early 2007, the net proceeds of which would be used to reduce RCPC's indebtedness. Also as previously announced, the backstop obligations of MacAndrews & Forbes, Revlon's principal shareholder, will remain in effect to ensure that Revlon issues an additional $75 million of equity by March 31, 2007, and the existing $87 million line of credit from MacAndrews & Forbes will remain available to RCPC through the completion of the $75 million equity issuance.

The proposed credit agreement amendment described in this press release is expected to be consummated in late July 2006, subject to market and other customary conditions, including receipt of consents from the appropriate lenders. There can be no assurances that this transaction will be consummated.

About Revlon

Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com, www.vitalradiance.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands include Revlon(R), Almay(R), Vital Radiance(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about plans, strategies, beliefs and expectations of Revlon, Inc. and RCPC (together, the "Company"), are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's plans to secure the proposed amendment to the Credit Agreement, as well as the terms and conditions of such proposed amendment, as well as Revlon, Inc.'s plans to conduct the $75 million equity issuance in late 2006 or early 2007 and to use the net proceeds from such equity issuance to reduce RCPC's indebtedness. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the SEC, including the Company's 2005 Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks filed with the SEC during 2006 (which may be viewed on the SEC's website at http://www.sec.gov or on Revlon, Inc.'s website at http://www.revloninc.com), as well as difficulties, delays, unexpected costs or the Company's inability to consummate, in whole or in part, the proposed amendment to the Credit Agreement or Revlon, Inc.'s $75 million equity issuance, including due to market conditions or other factors. Factors other than those listed above could also cause the Company's results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, the Company's websites or other websites referenced herein shall not be incorporated by reference into this release.

CONTACTS:  Revlon, Inc.

Investor Relations:                       or          Media:
Maria A. Sceppaguercio, 212-527-5230                  Scott Behles, 212-527-4718


SOURCE: Revlon, Inc.

                                       6